UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

UPLAND SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36720	27-2992077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
401 Congress Avenue, Suite 1850
Austin, Texas 78701
(Address of principal executive offices, including zip code)

(512) 960-1010
(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class To be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The Nasdaq Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

The Board of Directors (the “Board of Directors”) of Upland Software, Inc., a Delaware corporation (the “Company”), has taken actions to facilitate the Company’s ability to use its net operating loss carryforwards and other tax attributes to offset potential future income tax liabilities. In connection therewith, the Board of Directors authorized and declared a dividend of one preferred stock purchase right (a “Right”) for each outstanding share of common stock, par value $0.0001 per share, of the Company. The dividend is payable on May 12, 2023, to stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Tax Benefit Preservation Plan, dated as of May 2, 2023 (the “Plan”), between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $0.0001 per share, of the Company (the “Series B Preferred”), at a price of $18.00 per one one-thousandth of a share of Series B Preferred, subject to adjustment as provided in the Plan.

The Rights are in all respects subject to and governed by the provisions of the Plan, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on May 3, 2023, and is qualified in its entirety by reference to the full text of the Plan.

Item 2. Exhibits.

Exhibit No	Description
3.1
Certificate of Designations of Series B Junior Participating Preferred Stock of Upland Software, Inc., filed with the Secretary of State of the State of Delaware on May 2, 2023 (previously filed and incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on May 3, 2023).

4.1
Tax Benefit Preservation Plan, dated as of May 2, 2023, by and between Upland Software, Inc. and Broadridge Corporate Issuer Solutions, LLC, as rights agent (previously filed and incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on May 3, 2023).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

UPLAND SOFTWARE, INC.
Dated: May 3, 2023	/s/ Kin Gill
Kin Gill
Chief Legal Officer and Secretary